Exhibit 99.2

USANA Health Sciences, Inc.
Q4 and Full-Year 2014 Management Commentary,
Results and Outlook

•	Fourth quarter net sales increased by 22.3% to $227.9 million
•	Fourth quarter EPS increased by 17.0% to $1.65
•	Number of active Associates increased by 31.7%
•	2014 marks 12th consecutive year of record sales ($790.5 million)
•	EPS increased to a record $5.60 for the year
•	Initial 2015 net sales and earnings outlook provided

February 10, 2015

Overview

The fourth quarter of 2014 was another record quarter for USANA, wherein sales increased by 22.3% to $227.9 million on a year-over-year basis. Net sales growth was driven by overall Associate growth of 31.7%, which was primarily generated by our Asia Pacific region, where Associate growth was 44.3%.  Each region within Asia Pacific generated double-digit sales and customer growth.  Net sales, on a comparative basis, were negatively impacted $6.3 million due to a strengthening U.S. dollar.

Net earnings for the fourth quarter increased to $21.3 million, an increase of 5.0% when compared with the prior-year period.  Earnings growth was driven by higher net sales and improved gross margins, and was partially offset by higher operating expenses and income taxes.  Associate Incentives expense was the primary driver of the higher operating expenses during the quarter and increased by 170 basis points. This increase was due to an incentive program that the Company offered to Associates during the fourth quarter.  This incentive had a higher participation rate than we initially anticipated and, consequently, we had meaningfully higher Associate Incentives expense for the quarter.  Additionally, SG&A increased 120 basis points during the quarter due primarily to expenses related to our business in China.  Earnings per share for the quarter increased by 17.0% to $1.65, due to higher net earnings and a lower number of diluted shares. Weighted average diluted shares outstanding were 12.9 million at the end of the fourth quarter of 2014, compared with 14.4 million in the prior-year period. During the quarter, we repurchased approximately 172,000 shares for an investment of $13.2 million.  As of January 3, 2015, there was $61.2 million remaining under the current share repurchase authorization.

Additionally, the fourth quarter of 2014 was a 14-week quarter as compared to the typical 13-week quarter in the prior year period. The Company estimates that this extra week contributed approximately $16 million to net sales and approximately $0.12 to diluted earnings per share for the quarter.

While our results benefitted from the extra week of sales, the more significant driver of our top-line growth during the quarter was the incentive program that we offered to our Associate sales force.  Prior to the fourth quarter, we had focused largely on promoting the benefits of the price reductions and compensation plan enhancements that we introduced at our 2013 convention.  At our 2014 convention, we announced a strategic change in our approach to market-specific incentives and promotions.

The fourth quarter incentive that we offered began at our 2014 Convention and will run through February of 2015.  This incentive increased compensation to Associates for sales generated by new customers, and offered an added incentive for sales made to new customers on Auto Order.  USANA’s Auto Order program is a key part of our operating strategy, as it has been shown to increase the success and longevity of a customer.  In the fourth quarter, Auto Orders made up 48.3% of product volume, compared to 41.7% in Q4 of 2013.

For 2015 we have additional market-specific incentives and promotions planned, which are consistent with our primary goal of generating long-term customer growth as we seek to improve the overall health and nutrition of individuals and families around the world.  During the fourth quarter, we generated strong customer growth as demonstrated by the 31.7% increase in our number of active Associates, and 3.8% increase in Preferred Customers.  We believe that the incentive we offered during the quarter played a key role in driving this growth.  In addition to customer growth, we have continued to see improvement in other key metrics of our business, including world-wide unit volume, Auto Order sales, the number of check earners and rank advancements.

Regional and Financial Results

Asia Pacific Region | Q4 2014 Net Sales of $163.3 million; 71.7% of Consolidated Net Sales

Net sales in our Asia Pacific region increased by 34.1% year-over-year, and 25.4% on a consecutive quarter basis, while the number of active Associates in the region increased by 44.3% year-over-year.   This growth was the result of double-digit sales and customer growth in each of our Greater China, Southeast Asia Pacific and North Asia regions.  Net sales in the region were negatively impacted by $4.0 million due to a strengthening U.S. dollar.

Greater China.  Net sales in Greater China increased 45.1% year-over-year as a result of strong sales and customer growth in Mainland China.  Specifically, net sales in Mainland China increased 91.5% year-over year, while the number of active Associates increased 94.7%. The incentive that we offered during the fourth quarter was a key driver in the acceleration of our growth in Mainland China.  Additionally, we held our annual National Sales Meeting in China in November, where we had a record number of Associates in attendance.  This event contributed to the momentum we gained from the incentive program.

In China, we continue to make progress on renovating our branch service center locations.  Additionally, the construction of our new state-of-the-art production facility in Beijing is progressing according to schedule.  We continue to anticipate that this facility will be completed in late 2015 or early 2016.

Our results in the Greater China region during the quarter were partially offset by the anticipated sales decrease in Hong Kong, where sales declined 19.0% year-over-year.

Southeast Asia Pacific.  The 18.8% net sales increase in the Southeast Asia Pacific region was driven by a double-digit increase in the number of active Associates in every market within this region and local currency sales growth in all but one market.  The Philippines led the way in this region, where net sales increased 56.3% and the number of active Associates increased by 44.0%.  Australia, New Zealand, Malaysia and Thailand also delivered strong growth in both sales and customers.

North Asia.  Net sales in North Asia increased 16.1% year-over-year as a result of 37.5% net sales growth and 28.6% customer growth in South Korea.  We are pleased with the momentum that we are seeing in our Korean market.

Americas and Europe Region | Q4 2014 Net Sales of $64.5 million; 28.3% of Consolidated Net Sales

In the Americas and Europe region, net sales on a year-over-year basis were essentially flat, while the number of active Associates increased 3.7%.  Net sales were negatively impacted by $2.3 million due to a strengthening U.S. dollar.  We were pleased to see double-digit local currency sales growth in every market within the region outside the U.S.  In particular, Canada and Mexico generated local currency sales growth of 12.6% and 19.7% respectively.  The number of active Associates increased 8.0% in Canada and 7.1% in Mexico.

2014 Results

The fiscal year ended January 3, 2015 was the 12th consecutive year of record sales for USANA. We also reported our highest annual earnings per share in the history of the Company.

Net sales increased by 10.1% to $790.5 million on a year-over-year basis. Net sales growth was largely driven by sales and Associate growth in the Company’s Asia Pacific region.  Notably, net sales for the full-year were negatively impacted by $14.9 million due to a strengthening U.S. dollar.

Net earnings for 2014 were $76.6 million, a decrease of 3.0% when compared with the prior-year period.  This decrease resulted primarily from a 130 basis point increase in Associate Incentives expense due to the pricing and compensation plan initiatives implemented during the third quarter of 2013.  Earnings per share for the year increased to $5.60, compared to $5.56 in the prior year.  This increase in earnings per share is attributable to a lower number of diluted shares outstanding due to the Company’s share repurchases during 2014.  Weighted average diluted shares outstanding were 13.7 million as of the end of 2014, compared with 14.2 million in the prior year. During the year, we repurchased 1.9 million shares for a total investment of $138.8 million.  As of January 3, 2015, there was $61.2 million remaining under the current share repurchase authorization.

Balance Sheet

We ended the 2014 fiscal year with no debt, $111.1 million in cash, and $82.2 million in net working capital.

Quarterly Income Statement Discussion

Gross margins improved 160 basis points year-over-year, due in large part to favorable changes in product and sales market mix.  This benefit was partially offset by the negative impact of a strengthening U.S. dollar.

Associate incentives expense for the quarter increased 170 basis points year-over-year to 46.7% of net sales.  The relative increase in Associate Incentives expense was due to the incentive we offered during the fourth quarter.  This incentive had a higher participation rate than we anticipated and resulted in a meaningful increase in Associate Incentives expense for the quarter.  This incremental expense was the primary catalyst for the Company falling short of its 2014 EPS outlook.

Selling, general and administrative expense was 22.5% of net sales, an increase of 120 basis points compared to the prior year period.  On an absolute basis, SG&A increased due to expenses related to our business in China, along with our continued investment in infrastructure to support our growing sales and customer base.

Our effective tax rate for the fourth quarter was 33.6% and 380 basis points higher than the fourth quarter of the prior year.  The increase in the effective tax rate for the quarter was due primarily to benefits from a Utah state tax policy election change recognized in the fourth quarter of 2013 that did not occur again in 2014.  On a consecutive quarter basis, our effective tax rate increased 90 basis points as the result of favorable federal and state tax return adjustments associated with our prior year tax return filings.

Outlook

In 2015, we will continue to focus on our vision of improving the overall health and nutrition of individuals and families around the world through our world-class product offering.  The strategies that we have in place to support this vision will focus on:

•	Expanding our marketing and branding efforts to make it easier for our Associates to talk about USANA with potential customers;
•	Advancing our personalization initiative with investments in product and technology innovation; and
•	Enhancing our Associate Compensation Plan with short-term, market-specific incentives to encourage sales and customer growth.

Our marketing and branding efforts include the expansion of our relationship with Dr. Mehmet Oz as a Trusted Partner and Sponsor of the Dr. Oz Show.  Under this partnership, USANA products will be regularly featured on The Dr. Oz Show as part of their sponsorship integration program.  This new partnership kicked off in January when Procosa®, our joint health supplement product, was featured on the show.  Additional products will follow and be featured on the show approximately on a monthly basis.  This partnership is intended to primarily facilitate growth in our North America region, with an emphasis on the U.S., by increasing awareness and recognition of the USANA brand and, thereby, making it easier for our Associates to talk about USANA with potential customers.  The partnership is also intended to directly facilitate preferred customer growth in North America, by allowing viewers of The Dr. Oz Show to purchase USANA products via a direct link on The Dr. Oz Show website.

Finally, the Company continues to research new market expansion opportunities as part of its international growth strategy.  Our goal remains to identify markets where our current Associate base has strong connections and which also present an excellent direct selling opportunity.  We’re optimistic about several potential new markets. We plan to announce the opening of a new market in the Southeast Asia Pacific region during the first half of the year with a target opening date in the fourth quarter.  This market will provide our Associates with an additional opportunity to expand their businesses internationally.

The Company provided the following consolidated net sales and earnings per share outlook for 2015:

•	Consolidated net sales between $850 million and $870 million
•	Earnings per share between $6.40 and $6.70

USANA’s 2015 fiscal year is a 52-week year and accordingly, will include one less week of sales when compared to the 53-week fiscal year in 2014.  For the full-year 2015, we estimate that Earnings from Operations will be approximately 15% of net sales with an effective tax rate of about 34%. Additionally, our outlook assumes a diluted share count of approximately 13 million shares and does not reflect any share buyback activity in 2015.

Our estimate for Earnings from Operations reflects several necessary investments we plan to make during the year to strengthen key areas of our business to help prepare USANA for future growth as we strive to become a much larger company.  We expect the Company’s total capital spending, which will include the new facility in China, branch upgrades, and investment in our information technology infrastructure will approach $45 million for the full-year 2015.

We note that the first quarter of 2015 will present a difficult sequential comparison with the fourth quarter of 2014 due to:

•	14 weeks of sales in Q4 2014, compared with only 13 weeks in Q1 2015;
•	Increased sales in Q4 2014 as a result of the incentive we offered during the quarter and our National Sales Meeting in China; and
•	The typical seasonal slowing associated with Chinese New Year during Q1 2015.

We are confident in the strategies that we have in place and look forward to another successful year at USANA, where we remain committed to delivering another year of record results for all of our stakeholders.

Kevin Guest	Paul Jones
President	Chief Financial Officer

Forward-Looking Statements

This document contains forward-looking statements regarding future events or the future financial performance of our company. Those statements involve risks and uncertainties that could cause actual results to differ perhaps materially from results projected in such forward-looking statements. Examples of these statements include those regarding our strategies and outlook for 2015. We caution you that these statements should be considered in conjunction with disclosures, including specific risk factors and financial data contained in our most recent filings with the SEC.

Investor Relations Contact	Media Contact
Patrique Richards	Dan Macuga
801-954-7961	801-954-7280
Investor.relations@us.usana.com	Public Relations